Pricing Supplement Number 3,dated December 14, 1998               Rule 424(b)(3)
(To Prospectus dated December 7, 1998 and      File Nos. 333-00801 and 333-66981
Prospectus Supplement dated December 8, 1998)                   CUSIP: 86732PAB4

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
                           SUNDSTRAND CORPORATION
                     MEDIUM-TERM NOTES - FLOATING RATE NOTE

-------------------------------------------------------------------------------------
PRINCIPAL AMOUNT:   $62,000,000.00           INITIAL INTEREST RATE:  5.76938%
-------------------------------------------------------------------------------------
AGENTS DISCOUNT OR COMMISSION:   $77,500.00  STATED MATURITY DATE:  OCTOBER 15, 1999
-------------------------------------------------------------------------------------
NET PROCEEDS TO ISSUER:  $61,922,500         ORIGINAL ISSUE DATE:   DECEMBER 17, 1998
-------------------------------------------------------------------------------------

CALCULATION AGENT:  The First National Bank of Chicago

INTEREST CALCULATION:
 X  Regular Floating Rate Note                 Floating Rate/Fixed Rate Note
---                                        ---
    Inverse Floating Rate Note                  Fixed Rate Commencement date:
---
      Fixed Interest Rate       %               Fixed Interest Rate      %
                          -----                                    -----
    Other Floating Rate Note (see attached)
---

INTEREST RATE BASIS:
     CD Rate                     Federal Funds Rate                Treasury Rate
---                          ---                               ---
     Commercial Paper Rate    X  LIBOR                             11th District Cost of Funds
---                          ---                               ---
     CMT Rate                    Prime Rate                        Other (see attached)
---                          ---                               ---

         If LIBOR:    Designated LIBOR Page:     LIBOR Reuters, Reuters Page:
                                             ---                                   -----
                                              X  LIBOR Telerate, Telerate Page:    3750
                                             ---                                   -----
                      Designated LIBOR Currency:  U.S. dollars

         IF CMT Rate: Designated CMT Maturity Index:
                                                     ----
                      Designated CMT Telerate Page:
                                                     ----
INITIAL INTEREST RESET DATE:   Each March 15, 1999                                        SPREAD (+/-):   + 0.55%
INTEREST RESET DATES:   Each March 15, June 15, and  September 15                         SPREAD MULTIPLIER:    not applicable
INTEREST PAYMENT DATES:  Each March 15, June 15, and September 15 and October 15, 1999    MAXIMUM INTEREST RATE:    not applicable
INDEX MATURITY:  3-month, except the September 15 reset                                   MINIMUM INTEREST RATE:    not applicable
                  will be on 1-month

DAY COUNT CONVENTION:
 X   Actual/360 for the period from December 17, 1998 to October 15, 1999
---
     Actual/Actual for the period from
---
     30/360 for the period from
---

REDEMPTION:
 X   The Notes cannot be redeemed prior to the Stated Maturity Date.
---
     The Notes may be redeemed prior to the Stated maturity Date.
---
      Initial Redemption Date:  not applicable
      Initial Redemption Percentage:        %
                                     -----
      Annual Redemption Percentage Reduction:       % until Redemption
                                              -----
       Percentage is 100% of the Principal Amount

OPTIONAL REPAYMENT:
 X   The Notes cannot be repaid prior to the Stated Maturity Date
---
     The Notes can be repaid prior to the Stated Maturity date at the option of
---   the holder of the Notes
         Optional Repayment Dates:  not applicable
         Repayment Price:        %
                           -----
CURRENCY:
     Specified Currency:  U.S. dollars
      (If other than U.S. dollars, see attached)
     Minimum Denominations:   not applicable
      (Applicable only if Specified Currency is other that U.S. dollars)

ORIGINAL ISSUE DISCOUNT:     Yes     X  No
                         ---        ---
     Total amount of OID:   not applicable
     Yield to Maturity:   not applicable
     Initial Accrual Period:   not applicable

FORM:    X  Book Entry               Certificated
        ---                      ---
AGENTS:  X  Merrill Lynch & Co.                         X  First Chicago Capital Markets, Inc.
        ---                                            ---
         X  NationsBanc Montgomery Securities LLC          Other:
        ---                                            ---

AGENTS ARE ACTING IN THE CAPACITY AS INDICATED BELOW:
     As Agent:  The Notes are being offered at a fixed initial offering price
---   of       % of Principal Amount
        -----
 X   As Principal:
---
     X   The Notes are being offered at varying prices related to prevailing
    ---   market prices at the time of resale.

         The Notes are being offered at a fixed initial public offering price of
    ---       % of the principal amount.
         -----
OTHER PROVISIONS:
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        The Agents have agreed to purchase, severally and not jointly, the following aggregate principal amount of the Medium-Term Notes set forth opposite their names below:



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
                                                             Principal Amount of
                                                             -------------------
               Name                                          Medium-Term Notes
               ----                                          ------------------

Merrill Lynch, Pierce, Fenner & Smith
            Incorporated.........................................$40,300,000

First Chicago Capital Markets, Inc............................... 10,850,000

NationsBanc Montgomery Securities LLC............................ 10,850,000
                                                                 -----------

        Total....................................................$62,000,000
                                                                 ===========

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